Press Release	Source: Petrol Oil and Gas Inc.

Petrol Oil and Gas Finds Good CBM Gas Shows in a Five Well Missouri Drilling Program

Wednesday July 7, 9:00 am ET

LAS VEGAS--(BUSINESS WIRE)--July 7, 2004--As part of its ongoing development program, Petrol Oil and Gas Inc. (OTCBB: POIG - News) is pleased to announce the results of its initial exploratory drilling program on its Missouri properties. Petrol Oil and Gas Inc. was created in today's high gas price environment to focus on the development of Coal Bed Methane (CBM) in eastern Kansas and western Missouri. With CBM growing in importance as a domestic source of natural gas, the company is strategically drilling in areas that are cost efficient and in proximity to existing production, thereby reducing the economic risk.

The company has drilled five exploratory wells in western Missouri to date, each to a total depth of about 900 feet. Petrol's geologist Bill Stoeckinger reported good gas shows in a number of the coal seams contained in the Cherokee Group, the primary source of CBM production in the area.

Petrol's CEO Paul Branagan stated, "We are extremely pleased with our preliminary field results indicating that these shallow coal beds appear gassy and are very similar to those we are producing from in our nearby Kansas CBM wells."

To date Petrol has acquired 20,000 acres in Bates and Cass Counties in western Missouri, all of which are located within the Western Interior Basin, one of the country's largest CBM basins. Petrol's land position has the added benefit of very low drilling costs due to the shallowness of the coal formations. The Cherokee coals on Petrol's Missouri leases are located at depths of 700 feet or less, meaning drilling and completion costs for these shallow wells are low, at approximately $40,000.

Petrol is planning an aggressive drilling program scheduled to begin later this year. Presently the company has leaseholds of about 165,000 acres on which to develop CBM and other petroleum products and with wells on 80 acre spacing that means up to 1,700 wells might be required to fully develop this large acreage play.

Background

Petrol's corporate strategy continues to focus on the exploration, development and production of CBM gas and other producible petroleum products. At present Petrol's efforts are concentrated in developing their current acreage while continuing to acquire mineral leases in the coal-rich Western Interior Basin that blankets eastern Kansas and western Missouri. The Western Interior Basin is one of the largest CBM basins located in the continental United States. Petrol Oil and Gas has approximately 165,000 mineral acres leased, with 145,000 acres in eastern Kansas and 20,000 acres in western Missouri. Four major interstate pipelines cross through Petrol's leases providing a transportation vehicle for gas markets in the Northeast.

Oil and Gas Investor, June 2004, calls the Cherokee Basin in Kansas one of the basins that is "poised to deliver the next wave of growth" in CBM. According to the USGS, CBM accounted for about 7.5 percent of U.S. annual natural gas production and their most recent estimates indicate more than 700 trillion cubic feet (TCF) of coalbed methane gas in place, with over 100 TCF economically recoverable.

  (USGS: http://energy.cr.usgs.gov/oilgas/cbmethane/index.htm).

Technical, corporate and investor related information can be found on the Petrol Web site at www.petroloilandgas.com.

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from well testing or its results, agreements regarding the exploration of additional mineral acreage, maintaining mineral lease rights, continued oil production, extending its rights to explore and develop oil or gas, plans to drill additional wells, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, discovering producible minerals such as oil or gas, the value of testing results, costs, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the leasing agreement, financing, marketing and sales, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Petrol Oil and Gas Inc. is quoted on the OTC Bulletin Board as "POIG."

Copyright (C) 2004 Petrol Oil and Gas Inc. All Rights Reserved.

Contact:

Petrol Oil and Gas Inc.

702-454-7318 (Investor Information)

http://www.petroloilandgas.com/

or

ECON Corporate Services (Investor and Media Relations)

NaturalGasStocks.com

866-354-5197

Dawn Van Zant, dvanzant@investorideas.com

Trevor Ruehs, truehs@investorideas.com

or

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